Exhibit 99.2
RADISYS CORPORATION
Second Quarter Conference Call
July 28, 2005
4:00 pm CT

Operator:	Good afternoon. My name is Miles and I will be your conference facilitator today. At this time I would like to welcome everyone to the RadiSys Second Quarter Earnings Release conference call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer period. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If would like to withdraw your question press the pound key.

I’ll now turn the call over to Mr. Scott Grout, Chief Executive Officer. Sir, you may begin.

Scott Grout:	Thank you Miles. Good afternoon and thank you for participating in our second quarter conference call. In this call we will review our results for the second quarter as well as our outlook for the third quarter and then open the call for questions. Participating in the call today are: Julia Harper, our Chief Financial Officer, Brian Bronson, our Chief Accounting Officer, and myself Scott Grout, President and CEO. Before we get started I’d like to turn the call over to Julia for a caution about forward-looking statements.

Julia Harper:	Thanks Scott. Any statements in this call regarding future expectations for the business of RadiSys constitute forward-looking statements that involve a number of risks and uncertainties. We caution you not to place undue reliance on these statements. Factors that could cause actual results to differ materially from those in the forward-looking statements are discussed in our press release today, which may be found on our web site at www.radisys.com, and in our SEC filings, including our 2004 Annual Report on Form 10-K. All information in this call is as of July 28, 2005. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations. Now I’ll turn the call back to Scott.

Scott Grout:	Thank you Julia. Revenues for the second quarter were $66 million, up 9% versus last year, and up double digits sequentially. We continue to experience strong demand within our communications business as these markets strengthen and our product content continues to expand. Net income for the quarter was $2.6 million, or $.11 per diluted share. Our earnings for the quarter include a previously announced restructuring charge of $1.1 million, or $.04 per diluted share. Excluding the restructuring charge, second quarter earnings per share were $0.15, up $.03 sequentially.

We are also pleased to see tangible results taking hold with our new products. We booked our first ATCA revenues this quarter, amounting to over a half a million dollars. We also closed three new ATCA deals this quarter, including an application using our ATCA system as a platform for Security Gateways and one using it as a Voice over IP infrastructure platform. In our Commercial business, we closed our first Com Express deal and are seeing a strong funnel of new business with this product just announced last quarter.

During the quarter we announced another new product in our ATCA family, the Promentum™ ATCA-7010. The 7010 is a high-speed packet processing module that provides the highest bandwidth throughput available in a single AdvancedTCA® slot. This product will significantly increase the packet-processing power of our customers’ systems while at the same time reducing costs and speeding their time to market. The 7010 is the latest addition to the Company’s family of AdvancedTCA-compliant products and features dual Intel® IXP28xx network processors. Our ATCA-7010 is designed to address 10 Gbps wirespeed packet processing in applications such as security gateways, GGSN’s, Broadband-Remote Access Servers, edge routers and session controllers.

Our second quarter revenues were derived from our three markets as follows:

•	50%, or $33.1 million of second quarter revenues were from our Service Provider Systems market, which includes public network infrastructure, such as wireless networks, enhanced services and advanced messaging. Wireless networks represented 37% of total revenues for the quarter.

•	26%, or $17.4 million of second quarter revenues were derived from our Enterprise Systems market, which includes storage systems, network security, IT infrastructure and enterprise networking equipment.

•	24%, or $15.5 million, of second quarter revenues were from our Commercial Systems market, which includes medical imaging and diagnostics systems, transaction terminals, test and measurement, and semiconductor and manufacturing capital equipment. Medical systems represented 9% of total revenues.

Service Provider revenues were up significantly from the first quarter on strong demand within the wireless market due to the strengthening of 2.5 and 3G markets and our increased content in these systems.

Enterprise revenues also showed nice sequential growth as the customer product upgrades we discussed over the last couple of quarters are now complete.

As we anticipated on our last conference call, our Commercial revenues declined sequentially due to a decline in our transaction terminal business and a return to more typical levels for our medical business after an exceptionally strong Q1. We believe that our transaction terminal revenue is now at an expected near-term run-rate level, and we expect commercial revenues to grow in the third quarter.

Beginning in the third quarter, we will make a change to our reported revenue by market. We continue to see more and more commonality between the Service Provider and Enterprise markets. There is a convergence in technologies, products and underlying market drivers. Based on these areas of convergence, we will combine reporting of the se two markets into Communications Networking. We will continue to report Wireless infrastructure as a submarket and will add another submarket called IP network and messaging. Current large customers in this new submarket will include Avaya, Nortel, and Comverse. Our Commercial market and medical submarket reporting will remain unchanged.

Our top five customers for the quarter were Avaya, Comverse, Nokia, Nortel, and Philips Medical. Collectively, they represented about 69% of our revenues for the quarter. Nokia represented 36% of the quarter’s revenue and Nortel represented 19%. From a geographic perspective, approximately 52% of our second quarter business was in Europe, 38% was in North America, and 10% in Asia Pacific.

I’d like to now turn the call over to Julia who will give you some additional details about our second quarter financial results.

Julia Harper:	Thanks Scott. As previously mentioned, our revenues for the second quarter finished at $66 million and net income for Q2 was $2.6 million, or $.11 per diluted share. Excluding the restructuring charge of $1.1 million this quarter, earnings per share would have been $0.15.

The restructuring charge in the second quarter was for severance and related expenses for approximately 90 employees. These employees are primarily within our manufacturing operations, where positions will be eliminated over the next four quarters in conjunction with continued outsourcing of production to our manufacturing partners. We will continue to have small restructuring charges associated with the outsourcing activity, less than $50 thousand per quarter, over the next four quarters.

Our gross margin percentage for the second quarter decreased to 29.4% versus 32.2% in Q1. Approximately half of the sequential decline in margin rate is attributable to product mix, as more of our revenue is coming from higher volume products with volume based pricing. The remainder of the decrease is associated with increases in our excess and obsolete inventory provision and our purchase commitment liabilities associated with our manufacturing transfers to our CM partners. We also continue to incur some redundant manufacturing costs as we move forward with outsourcing our internal manufacturing to our partners, Celestica and Foxconn. We have very carefully managed our manufacturing transfers to minimize the risk and impact to our customers and this has resulted in some strategic inventory positions to ensure continuity of supply to our customers. We have made a conscious decision to incur this extra cost in the near-term due to the high opportunity cost of disrupting supply. Based on current forecasted revenue mix, competitive pricing strategies to drive market share gains, and the potential for some continuing inventory exposure on our component conversions to achieve compliance with Reduction of Hazardous Substances regulations, we anticipate that gross margins will be in the high 20’s to 30% range for Q3 and for the next few quarters.

Operating expenses in Q2, excluding intangible amortization and the restructuring charge, totaled $15 million, up a little over $200 thousand from the prior quarter. The increase is associated with annual merit increases and increased commission expense, driven by higher revenue levels. This was partially offset by decreases in R&D expense based on delayed timing of some external project expenses, which will move into Q3. As a percentage of sales, R&D was 11.1%, down from 13.1% in the prior quarter, and SG&A was 11.7% vs. 12.6% in the first quarter. Looking forward to Q3, we expect to see operating expenses up about $1 million sequentially. The increase is attributable to continued investments in our standards-based product roadmaps to seize the growing market opportunities ahead of us, expenses associated with compliance activities for our Reduction of Hazardous Substances initiative, and higher variable expenses associated with the increase in revenues.

Intangible amortization was $513 thousand in the second quarter and we expect it to remain at that level in Q3.

Non-operating income for the quarter was $758 thousand versus $277 thousand in the prior quarter. Net interest income improved by $243 thousand, as we continue to realize higher yields on our growing investments in marketable securities. We also had less exposure relative to the Euro and a favorable impact from the Yen this quarter, resulting in a smaller foreign exchange loss in Q2 relative to Q1. Assuming no material foreign exchange impact, we expect non-operating income of about $800 thousand in the third quarter.

We booked a tax rate of 26.7% for the quarter. We currently expect our 2005 tax rate to remain around 27%, consistent with our earlier estimates.

Our basic share count was 20 million, and fully diluted shares increased to 24.6 million, as compared to 19.8 million for basic and 24.5 million for diluted, in the first quarter. The increase in basic share count in the second quarter is attributable to stock option exercises and ESPP purchases by our employees. We expect our fully diluted share count to be between 24.7 and 24.9 million for the third quarter.

Now, taking a look at the balance sheet, our total for cash, short-term, and long-term investments increased by $8.4 million to $212 million. Net cash increased to $103 million from $94 million at the end of Q1. As a reminder, we define net cash as cash and investments less our convertible debt at face value.

On the $8.4 million sequential revenue increase, our trade receivables increased by $4.7 million to $43.4 million. DSO for the quarter was 60 days, down one day from the prior quarter. We expect our DSO to remain around 60 days for the third quarter.

Net inventory levels decreased a little over half a million to $20.1 million versus $20.7 million in the prior quarter, and inventory turns were 9.2, up nicely from 7.5 in the prior quarter. We expect inventory turns to continue to improve in the third quarter.

Our cash cycle time decreased to 28 days, down from 46 days in the first quarter, and we expect it to be slightly higher in the third quarter. The improved inventory drove some of the decrease in cash cycle time, but also our accounts payable increased pretty significantly as we received substantial shipments of raw materials at the end of the quarter in conjunction with our build schedule for the third quarter.

Excluding cash and investments, we have decreased our working capital investment by about $7M or roughly 22% from a year ago.

Capital expenditures and depreciation expense during the second quarter were $1.4 million and $1.5 million respectively, and we expect them to remain in the same range in the third quarter.

With that I’ll turn it back over to Scott to talk about the outlook for Q3.

Scott Grout:	Regarding our outlook for the third quarter, please note that this is our view as of today, and it is a forward-looking statement subject to risks and uncertainties as discussed earlier and in our press release made available earlier today.

For the third quarter we continue to see strong demand and expect to see growth in both our Communications Networking market and Commercial markets. Based on this, we expect revenues of $73 to $75 million and diluted earnings per share in the range of $.18 to $.20 for the third quarter.

We are seeing strong proof-points on the validity of our modular-platform strategy and new product investments. We are starting to close business on our new products, are seeing early revenues and are bringing new products to market that we believe give our customers a meaningful advantage in the end markets. The sales funnel for our new product lines is quite strong and the level of customer engagement on modular platforms continues to increase. From our customers, there is an accelerating move to new standards based platforms and modular architectures, like our ATCA and Com Express products, for their next generation systems, and we believe we are well positioned to take advantage of this meaningful shift in the market.

Our strategy continues to be enabling our customers to bring better products to market, faster and at a lower total cost. In doing so, we remain focused on delivering growth while at the same time continuing to increase our investments to capitalize on the growing market opportunities in front of us.”

Thank you and with that I believe we are ready to take your questions.

Operator:	At this time I would like to remind everyone if you would like to ask a question please press star then the number 1 on your telephone keypad; star 1 if you would like to ask a question.

We will pause for just a moment to compile the Q&A roster.

Your first question comes from the line of Brian White with Kauffman Brothers.

Brian White:	Hi good afternoon.

Julia Harper:	Hi Brian.

Scott Grout:	Hi Brian.

Brian White:	I’m just wondering if you could talk a little bit about your top two customers, it looks like Nokia was up 46% sequentially and Nortel was up 58% sequentially just using the percentages you gave.

Do you feel like there could be any inventory build because I don’t think those customers grew that fast sequentially? Or what do you exactly attribute that to? That seems like pretty strong sequential growth.

Scott Grout:	Well in the case of Nokia, the revenue that we derive from them is made up of multiple programs. So what we’re seeing is an increase in our share of wallet and the number of programs that we’re working on with them.

Certainly there’s no assurance that there’s not inventory buildup, but we see valid reasons for the increases with Nokia based on our increased footprint and new programs.

In the case of Nortel we had been talking in Q4 and Q1 about some of our enterprise customers going through software upgrades. Those software upgrades are now behind us and demand had a little bit of catch-up to do. So again we can sort of see valid reasons for upticks there as well.

Brian White:	And you gave some of the reasons as far as why gross margins declined sequentially in the June quarter. If you look out into the September quarter, what are some of the wildcards that could make gross margins lower than you think or higher than you think? Is there any pricing pressure going on with any of your customers?

Julia Harper:	You know the biggest issue there, Brian, is product mix. We’ve got a pretty good variability of gross margin levels across our product line.

I would say that a lot of the uptick that we have seen and are seeing in the third quarter is for some of our higher volume products that have pretty aggressive pricing associated with them. And we’ve also enacted some strategic pricing decisions that are aimed at taking some market share in some of these areas.

So I would say there is pricing pressure in the market and we’ve made some decisions to do some aggressive pricing in some cases to improve our position in the marketplace.

Brian White:	Okay, thank you.

Scott Grout:	Thanks Brian.

Operator:	Your next question comes from the line of David Duley with Merriman.

David Duley:	Good afternoon, let’s just follow on the gross margin question from the previous gentleman. Could you review the list of things that impacted margins this quarter? And then let’s talk a little bit more about your margin guidance.

Julia Harper:	Sure. So the biggest thing is the product mix and basically the content of our revenue stream, David. The biggest chunk of the increased revenue that we got this quarter was with very high volume products and we’ve got volume based pricing on those products that ticks down as the product moves into higher tiers of volume.

The other thing is that we do still have some duplicate costs in our overhead structure while we’re going through the outsourcing of our manufacturing and it sort of tends to get worse before it gets better in terms of the fact that we’ve now got product flowing through the contract manufacturing plants and we’re paying them a markup on those products, as well as still incurring the overhead costs internally until we get that complete.

And then lastly part of our positioning on these transfers to our contract manufacturing partners has been that we really want to take all the steps that we reasonably can to minimize risks to our customers, to make sure that we don’t end up disrupting supply to them.

So part of it has been continuing to drive some internal materials as well as working to get the products transferred to our partners and that’s created a little bit of additional inventory risk that we think we will consume, but according to our methodology and accounting rules we basically have to reserve for this when it occurs.

And then the last thing I would say, and this wasn’t as big of an issue for Q2 but for Q3, is that we have granted some pricing that is pretty strategically aimed at taking market share from some of our competitors and that’s going to continue to put a little bit of pressure on gross margins.

David Duley:	Okay in the June quarter I seem to recollect that running boards in two facilities is going to be a half a point of gross margin drag and now we’ve got a, from 32 percent to 29 percent, let’s just call it a 200 basis point drop sequentially. Help me understand how we get to a 200 basis point decline.

Julia Harper:	So the biggest piece of it is product mix as I mentioned. We still think there’s about a half a point impact to our gross margins from the contract manufacturing transfer. And then there are some additional inventory risks.

David Duley:	So you anticipated the half a point decline because of the transfer of things.

Julia Harper:	Definitely.

David Duley:	I guess I would just assume that your biggest growth potential is going to come from your highest volume customers. So it doesn’t seem like you would be surprised that your margins would be down because your business is getting better in places like Nokia and Nortel.

Julia Harper:	So we certainly anticipated some of it Dave, because that’s why we guided down on margins from quarter to quarter. I would continue to expect to see high volume products make up a pretty big portion of our revenue.

But as we’re getting some of these standard platforms done and out in the marketplace, we’re hoping to see those take hold and start generating a more significant portion of our revenue.

David Duley:	Okay. I interpreted your gross margin guidance to mean 29 to 30% range for a few quarters.

Julia Harper:	So that’s the reasonable interpretation.

David Duley:	I guess now that we’re talking about gross margin guidance not just being a few quarters, are we resetting the bar on our overall margin expectations because we’re not really in the 30 to 35% range anymore?

Julia Harper:	No we are not in our gross margin range. The other thing that hopefully you noticed is that our spending as a percentage of revenues has ticked down pretty nicely, on growing revenues, and we would expect to continue to see that. In addition, I would say our near term target model is more like 30% on gross margin and 10% each on R&D and SG&A. But having said that, there will be windows of opportunity where we’re going to choose to invest in R&D and it may take that percentage up above that in any given period.

David Duley:	So what level of revenue is required to see that model, which would be at 10% operating income? What level of revenue do you require to get to 10% operating income now?

Julia Harper:	So I can’t really answer that question without addressing the spending piece of it on R&D. And it’s going to depend on what we need to invest in and what the critical window for that investment needs to be.

David Duley:	Okay. Was there another 10% customer in the quarter besides Nokia and Nortel?

Julia Harper:	No.

David Duley:	Okay. Maybe I’m wrong but I don’t recall seeing Avaya in the top five customer list last quarter so it seems like both your big enterprise customers are back.

Julia Harper:	Yes.

David Duley:	Pretty good results out of Avaya?

Julia Harper:	Yes.

David Duley:	And now they’re in the top five.

Julia Harper:	I would say they both came back nicely. And then we had Diebold who was in the top five last quarter and they’re not this quarter.

David Duley:	And I think that’s well known. We shouldn’t expect them to show up there again?

Scott Grout:	No.

Julia Harper:	No I would not expect that.

David Duley:	Okay. Thank you very much.

Julia Harper:	Thanks Dave.

Operator:	Your next question comes from the line of Abel Beyene with Wells Fargo.

Abel Beyene:	Hi good afternoon.

Julia Harper:	Hi Abel.

Scott Grout:	Hi Abel.

Abel Beyene:	Julia can you go back to the comment you made earlier about the increased operating expense for Q3 i.e. the extra million dollars? How should we think about it in terms of breakout by functional area?

Julia Harper:	The vast majority of the increase will be on the R&D line. So R&D should be picking up pretty substantially quarter over quarter. Part of it is that we are spending more on developing standard platforms. Part of it is that we had a little bit of spillover from Q2 on some project expenses that just were timed a little bit later than we expected them to be.

And then I think you’ll see a little bit of an uptick in the SG&A line. We’ve got some new system implementations that came online this quarter that you’ll see some depreciation expense kick in for, and you’ll see a little bit of a pickup in sales and marketing expenses on the higher commissions on the revenue increase.

Abel Beyene:	Okay. And switching to your ATCA revenue this quarter — can you break that out?

Julia Harper:	In terms of how much it is?

Abel Beyene:	Yes.

Julia Harper:	It was a little less than $700,000.

Abel Beyene:	Okay. And you closed three ATCA deals. Can you name the customers?

Julia Harper:	No. Sorry we can’t.

Scott Grout:	No.

Abel Beyene:	Okay. Well maybe you could help us, without naming customers, understand what’s going on with the whole evaluation process and where these OEMs are in terms of their decision making process.

Scott Grout:	So the level of activity on system evaluation continues to be strong. Feedback that we’re getting from both tier one and tier two equipment makers continues to be very good. The sort of bidding for the RFQ process is picking up quite a bit. The level of engagement with the customer on architecture is very strong. ATCA started out as certain control plane applications. That’s moving nicely now into data point conversations where we see pretty significant opportunities.

I think we’re seeing some of the first early wins. Overall calendar looks like what we had talked about last quarter. That’s evaluation through summer and the fall and then starting the selection process later in the year and then they begin their R&D effort. And that would lead into starting to see meaningful revenue in the second half of 2006.

Abel Beyene:	Did you talk about cash flow from operations during the quarter?

Julia Harper:	Yes. We generated $8.4 million.

Abel Beyene:	All right thank you.

Julia Harper:	Thanks Abel.

Scott Grout:	Thanks Abel.

Operator:	Once again ladies and gentlemen if you would like to ask a question at this time feel free to press star and the number one on your telephone keypad. Star one if you would like to ask a question at this time. And we now go to the line of Matt Petkun with DA Davidson.

Matt Petkun:	Hi good afternoon.

Julia Harper:	Hi Matt.

Scott Grout:	Hey Matt.

Matt Petkun:	First just a quick thing. Julia did you say that the restructuring charges with the exception of a few $50,000 type things are for the most part completed and there won’t be any large restructuring charges in Q3?

Julia Harper:	That’s correct.

Matt Petkun:	Okay. And then again on the operating expense side of things, I was anticipating a little bit more spending in R&D during the quarter i.e. you would be spending more on the reduction of hazardous substance initiative.

Julia Harper:	Right.

Matt Petkun:	How is that going? Is that embedded in the Q2 costs that we are seeing?

Julia Harper:	Yes so there’s a little — we did see a little bit of an uptick for ROHS. We expected Q2 R&D expenses to be a little bit higher, but some timing on materials that we were bringing in for projects just didn’t happen quite as quickly in terms of getting into the quarter. So that flipped into Q3. And then you’ll see a little bit of an uptick in spending on the ROHS stuff in Q3 as well over the Q2 level.

Matt Petkun:	Okay. Then I have some questions more product-related. Julia you had mentioned that you expect when you move into more standards based products that perhaps the margin situation changes. Can you actually imagine that more ATCA product or more COM Express product could improve gross margin?

Julia Harper:	What I said Matt is that I expect to replace some of the high volume revenue or supplement some of the higher volume revenue with some of the revenue from standard based products like ATCA and COM Express. I don’t think I’m ready to tell you what I think the margin’s going to be on those products, but we are certainly looking for it to be good margin product that adds value and adds dollars to our bottom line.

Scott Grout:	Matt I can tell you two areas for upside that we’re pursuing, more content particularly in the data plane and second, we get exposure across a broad set of customers both the big tier one guys as well as some pretty good tier two guys. The combination of those two things I think offers good opportunity to drive it up a bit.

Julia Harper:	And sort of by definition, the initial shipment for those guys won’t be large volume shipments.

Matt Petkun:	Right. And I’d also assume that by definition if some of those initial shipments are more standard based, backplane type, and those are going to be lower in margin as well.

Julia Harper:	It depends. It depends on the products and the application and the particular situation.

Matt Petkun:	Okay. Scott you said you had your first COM Express win. Was that a commercial product and where are you seeing interest in that business?

Scott Grout:	So it was a commercial product. Funnel for COM Express actually looks really good as I had mentioned. Seeing strong demand on medical, test and measurement, on different types of transaction terminals such as gaming. So we’re actually pretty pleased with the level of interest and the level of opportunity that exists for COM Express. I think we’re a bit pleasantly surprised to have first win at this point and pretty pleased with the feedback that we’ve been getting from customers.

Matt Petkun:	Volume revenue obviously for some of the COM Express deals are going to be lower volume deals than the ATCA deals. But will the time to volume revenue for that COM Express deal be a little bit sooner than the ATCA ones you’ve announced?

Scott Grout:	Yes it will.

Matt Petkun:	Roughly when would you expect COM Express to contribute to the top line?

Scott Grout:	I said ATCA maybe second half of next year when it really starts kicking in. I would say late this year/early next year for COM Express.

Matt Petkun:	Okay. And then it occurs to me that, as another caller mentioned, a lot of the growth you reported this quarter was within existing customers. How much, I know you can’t break out specific products, of the uptick in Q2 and the guidance for Q3 is based on some recent product launches by some of your customers?

Scott Grout:	Maybe qualitative for a second. Julia might be subject to correction after the call, but I would say a majority of the uptick that we saw quarter over the quarter is attributable to product that we’ve introduced within the last six months or so.

Julia Harper:	That’s right.

Matt Petkun:	And these are products that your customers are now marketing more aggressively?

Scott Grout:	Yes.

Matt Petkun:	I’m taking too many questions here so I’ll let this one be my last. In the Service Provider business, what percentage is 3G?

Scott Grout:	We might have to do a little bit of math and get back to you.

Julia Harper:	Yes I don’t know the answer to that off the top of my head Matt. But I will tell you it’s growing every quarter.

Matt Petkun:	Okay. Thanks.

Scott Grout:	Thanks Matt.

Operator:	Your next question comes from the line of Christian Schwab with Craig Hallum.

Ning Ning:	Thanks. Actually it’s Ning Ning on behalf of Christian Schwab. A couple of questions for you. Did you say what the revenue potential is for ATCA over the next 12 months?

Julia Harper:	So it’s not zero. We booked about $700,000 this quarter. We would expect to see some modest level of revenue over the next two to three quarters. And then as Scott mentioned, sometime next year we would expect it to be more meaningful, especially towards the back end of next year.

Ning Ning:	Ok.

Julia Harper:	It’s probably going to be lumpy — a little bit lumpy in the next few quarters as we get specific customers that are taking evaluation units.

Ning Ning:	Okay. And also your revenue guidance for the next quarter is $73 to $75 million. Are you expecting these trends to continue into the December quarter?

Julia Harper:	We’re not ready to comment on that yet.

Ning Ning:	Okay.

Julia Harper:	But I will tell you that our customers are pretty bullish about their business.

Ning Ning:	Okay. What kind of products did Nokia buy from you in the current quarter? Is it 2.5G or 3G?

Julia Harper:	It’s primarily 2.5 and 3G infrastructure.

Ning Ning:	Infrastructure?

Julia Harper:	Yes. It includes base stations and other products as well.

Ning Ning:	Okay. Thanks a lot.

Julia Harper:	Thank you.

Operator:	Once again ladies and gentlemen if you would like to ask a question feel free to press star and the number one on your telephone keypad. We now will return to the line of David Duley with Merriman.

David Duley:	Yes the ATCA revenue that you’ve recognized, what bucket did that fall in this quarter?

Julia Harper:	In terms of which market?

David Duley:	Yes was it Service Provider?

Scott Grout:	Yes it was Service Provider.

Julia Harper:	Service provider yes.

David Duley:	And is it a current customer?

Julia Harper:	No it’s not a current customer

Scott Grout:	No.

David Duley:	Okay. So this is a new customer and it’s not a reclassification of some other business that you’ve done?

Julia Harper:	That is correct.

David Duley:	Within Nokia or Nortel?

Julia Harper:	No.

David Duley:	This is a new customer providing you with ATCA revenue?

Julia Harper:	Definitely a new customer.

Scott Grout:	Yes.

David Duley:	Good. Help us understand again this convergence thing. Why you’re going to be not giving us three buckets but two buckets in the future?

Scott Grout:	So one of the drivers for putting these markets into two separate buckets is that the market drivers were different, form factor was different, technology was different, etc, etc. Our buckets were sort of public network infrastructure versus private network. As we’ve been talking about over the last year and the last couple of quarters in particular, we’re seeing really strong convergence on underlying technologies, Intel architecture, Linux, Ethernet, Switch-fabrics, etc.

The products that we’re developing now have validity across both of these markets i.e. across Service Provider and Enterprise. So when we do a business case internally and think about developing a new product it’s really now flopping across both those two segments.

And then finally the market drivers between the two are starting to converge pretty nicely. So Service Provider used to be, “give me all custom and no standards based product,” where Enterprise was mostly standard based product. They’re both now converging now on standard based. Service Provider was high reliability. Enterprise wasn’t. Now Enterprise is starting to move into high reliability.

So a lot of the fundamental strategic hallmarks of the two markets that had been relatively separate two or three years ago have come together to be pretty common drivers for us in the business.

Julia Harper:	Yes and Dave we are going to break out two sub markets, wireless market and a new submarket that we’re calling IP Network and Messaging. I think that will help you equate to what we were doing in the past.

David Duley:	Okay yes. And I was just going to ask. In that bucket IP networking and Messaging, that would include most of the Avaya business and most of the Nortel business. So it’s kind of like the old Enterprise market?

Julia Harper:	Yes.

David Duley:	You’re putting the two big boys in the sub bucket?

Julia Harper:	Yes and its also going to include the Comverse business that we have as well.

David Duley:	Okay. But those are all fairly common and that is why you can lump them together in this bucket?

Julia Harper:	Yes.

Scott Grout:	Yes.

David Duley:	Okay.

Julia Harper:	Very similar. And we’ll give you some history in terms of being able to do compares on that also.

David Duley:	Okay. Final question. For the third quarter, the way you’ve guided things and looking at your outlook, what sort of cash flow generation would you expect?

Julia Harper:	For Q3?

David Duley:	Yes.

Julia Harper:	I’d expect it to be in the same territory as this quarter.

David Duley:	And what was the cash flow number again?

Julia Harper:	So it was $8.4 million.

David Duley:	Okay. Thank you. One final thing from me is that the forecast for this ATCA marketplace, you know, we started off with this huge pie in the sky number of what $3.7 billion, and you astutely said that it probably wouldn’t be that big by 2007. What number are you guys comfortable with as far as the size of the market in 2007?

Scott Grout:	Yes we’ve been characterizing the market as about a billion to a billion and a half for the last couple of quarters and that continues to be our view. I will tell you that now we’ve got a couple more quarters under our belt and I feel more confident in that kind of a level.

David Duley:	It seems like you may have expected ATCA revenue this quarter. I guess it’s surprising to me that the revenue’s already starting to hit.

Scott Grout:	Yes.

David Duley:	Is this a little bit ahead of plan?

Scott Grout:	Yes.

David Duley:	From your internal expectations or did you just sneak this one in on us?

Scott Grout:	Yes. So it’s a bit ahead of plan and ahead in terms of size of revenue. To Julia’s point it’ll be lumpy. So some of this was for our customers buying systems to start their own product development cycle. When it does come time to deploy in the field you’ll probably see a lump and then they wait while they’re proving it out in the field and then ramp starts. But to your question, it’s a little bit early and a little bit bigger than we had expected and it will be lumpy going forward.

David Duley:	And that’s kind of driven by these folks buying boards for their own development?

Scott Grout:	Yes.

Scott Grout:	For systems as well.

David Duley:	For systems?

Scott Grout:	Yes.

David Duley:	Would we expect more of that later on in this calendar year? If one guy’s starting to do it, you know, it’s kind of like, you know everyone wants to do it at the same time once one big boy starts to do it.

Scott Grout:	Yes I think that’s fair to say.

David Duley:	Okay. Hey well congrats on that.

Scott Grout:	Okay thanks David.

Julia Harper:	Thanks David.

Operator:	And we now return to the line of Matt Petkun with DA Davidson.

Matt Petkun:	I just want to revisit some of the pricing that you guys are working through here. I’m assuming that most of the pricing, I don’t know if we call it pricing pressure, but price incentives that you’ve been giving your customers, are self-induced. You’re not seeing a specific new amount of competitive activity are you?

Julia Harper:	No, not on products that we already have won and are shipping. The competitive environment for new deals is still very stiff. But most of the pricing that I’m talking about is definitely pricing that we are doing strategically.

Matt Petkun:	Right. I assume once you’ve won a deal it’s fairly sticky. But were these discounts determined based on volume when you signed the deal. Is that correct?

Julia Harper:	Yes they were.

Matt Petkun:	So has there been a change in some of the discounting? Or what changed in your assumptions in terms of gross margin modeling?

Scott Grout:	So the volume/price relationship is set up the front end but we certainly revisit it from time to time with the customer, depending on what they’re seeing in the marketplace and what they need us to do. You know, we’re kind of making a conscious decision to take quite a bit of share away from competitors out there and draw that balance between pricing and volume. So we think strategically it’s the right thing to do to sort of push some of the others out a little bit.

Julia Harper:	The pricing on a lot of these deals Matt is not as ironclad up front as you might see in other businesses. We get a significant amount of cost reduction on our products over time. And we typically share that with our customers where we’re able to achieve it. So this isn’t that unusual.

Matt Petkun:	Okay. And then when you look at your growth expectations obviously you only guide for a quarter out but when you look at your model for ‘05 and ‘06, how much of that do you see coming from your existing customer base, which is obviously driven a lot of the growth here? And how much do you see coming from new designs with new customers that you’ve won but haven’t told us about yet?

Scott Grout:	I don’t think you can quantify it but I can tell you probably for the balance of the year this year, most growth will come from existing customers. As COM Express kicks in beginning next year, I would expect to see that start to pick up some of our growth as well as ATCA toward the second half of next year. So between now and the end of year, I think pretty much existing customers. Beginning next year starting to see some new growth from new products.

Matt Petkun:	Okay. And assuming that Nortel and Nokia grow again in Q4 over Q3, would you see continued gross margin erosion?

Julia Harper:	I wouldn’t expect to see continued significant gross margin erosion over where we were in Q3 Matt.

Matt Petkun:	Okay thank you.

Operator:	And if anyone else would like to ask a question at this time please press star and the number one on your telephone keypad. Star one if you have a question at this time. We have no further questions at this time sir. Are there any closing remarks?

Scott Grout:	Okay thank you Miles. I just want to thank everybody for their continued interest and support. And I will see some of you in a couple weeks at the Oregon Technology Tour. Thank you very much.

Operator:	Ladies and gentlemen we do appreciate your joining us today. This does conclude our conference call. You may now disconnect.

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